Exhibit 21.1
Trupanion, Inc.
List of Subsidiaries

Subsidiary	Incorporation
American Pet Insurance Company	United States, New York
Trupanion Managers USA, Inc.	United States, Arizona
Canada Pet Health Insurance Services, Inc.	Canada, Ontario
Trupanion Canadian Shareholders Ltd.	Canada, Alberta
Trupanion Alberta Holding Company, ULC	Canada, Alberta
Wyndham Insurance Company (SAC), Ltd. - Segregated Account AX	Bermuda
Wyndham Insurance Company (SAC) Limited - Segregated Account Trupanion Switzerland	Bermuda
Wyndham Insurance Company (SAC) Limited - Segregated Account Trupanion Germany	Bermuda
6100 Building, LLC	United States, Washington
Trupanion Administration Canada, Inc.	Canada, Ontario
ZPIC Insurance Company	United States, Missouri
GPIC Insurance Company	Canada, Ontario
Front Street Distribution Services, Inc.	United States, Washington
US Pet Health Insurance Services, Inc.	United States, Washington
Aquarium Software Limited	United Kingdom
Aquarium Software Ireland Limited	Republic of Ireland
Smart Paws GmbH	Germany
Trupanion Japan, Inc.	Tokyo, Japan
Royal Blue s.r.o.	Czech Republic
PetExpert Europe s.r.o.	Czech Republic
PetExpert SK s.r.o.	Slovakia
PetExpert Belgium B.V.	Belgium
PetExpert Insurance Services s.r.o.	Czech Republic
Blitz 22-452 AG	Germany